Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Talon Real Estate Holding Corp. (“TREHC”) of our report dated March 31, 2015, relating to the consolidated financial statements, included in TREHC’s annual report on Form 10-K for the year ended December 31, 2014.

/s/ Baker Tilly Virchow Krause LLP

Baker Tilly Virchow Krause LLP

Minneapolis, Minnesota

April 8, 2015